Exhibit 21.2

List of Subsidiaries of American International Industries, Inc. as of December 31, 2003

Northeastern Plastics, Inc.

Texas Real Estate Enterprises, Inc.

Brenham Oil & Gas, Inc.

Unlimited Coating Corporation

Delta Seaboard Well Service, Inc.